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                                                                    EXHIBIT 99.1

             NEXTLINK ANNOUNCES CLOSING OF $1 BILLION SENIOR SECURED
                                CREDIT FACILITY

McLean, VA. (February 7, 2000) - NEXTLINK Communications, Inc. (NASDAQ: NXLK), one of the nation's fastest growing providers of broadband communications services, today announced the closing of a $1 billion senior secured credit facility that was successfully syndicated to a broad group of lenders, including 50 banks and institutional investors.

The facility is comprised of a $387.5 million senior secured multi-draw term loan, a $225 million senior secured term loan and a $387.5 million revolving credit facility. NEXTLINK drew down $375 million of the term loan borrowings were at closing. Availability of additional borrowings is subject to customary conditions. The revolving credit facility and the multi-draw term loan are scheduled to mature on December 31, 2006 and the $225 million secured loan is scheduled to mature on June 30, 2007, in each case subject to acceleration if certain of NEXTLINK's high yield notes are not refinanced. Loans under the facility bear interest at variable rates. Up to $125 million of the proceeds will be used to finance capital expenditures, to provide working capital and for other general corporate purposes, and all remaining proceeds will be used to provide purchase money financing for the construction, acquisition or improvement of telecommunications assets.

 "We're pleased to close this transaction as it assures that we will have access to funding needed to execute our current capital plan and it confirms NEXTLINK's ability to access the capital markets," said NEXTLINK Chairman and Chief Executive Officer Dan Akerson. "The ability to raise money is going to become an increasingly important point of differentiation for companies who will evolve from merely providing competitive telephone service to becoming broadband communications industry leaders in the next decade."
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Goldman Sachs Credit Partners L.P. and TD Securities (USA) Inc. acted as joint lead arrangers and joint book running agents. Barclays Bank PLC and Chase Manhattan Bank participated as co-documentation agents.

NEXTLINK provides high quality, broadband communications services to businesses over fiber optic and broadband wireless facilities across the United States. NEXTLINK currently is providing service in 49 markets. The company is the largest holder of broadband fixed wireless spectrum in North America, with licenses covering 95 percent of the population in the top 30 markets in the United States. NEXTLINK plans to use wireless capabilities to complement and extend the reach of its local fiber optic networks in the markets in which NEXTLINK has spectrum. Additionally, NEXTLINK is acquiring exclusive rights to use certain fibers and a conduit throughout a 16,000-mile high-speed, IP-centric fiber optic backbone network that will connect over 50 cities in the United States and Canada. The network is expected to be completed in 2001, with NEXTLINK turning on segments of the network during 2000. Through this unrivaled collection of facilities, NEXTLINK will provide integrated, end-to-end telecommunications solutions to its customers. For more information, visit http://www.nextlink.com.

On January 10, 2000, NEXTLINK and Concentric Network announced a $2.9 billion transaction to combine the companies. The transaction is expected to close in the second quarter of this year. Concentric Network provides complete Internet business solutions for small- and medium-sized enterprises, including DSL access, Web hosting and e-commerce. The company also offers data center services, virtual private networks, dedicated access, and application infrastructure services for delivering applications over the Internet or a virtual private network.

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The statements contained in this release which are not historical facts are
"forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the Company's networks and the Concentric transaction. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially
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from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, the Company's ability to design and construct fiber optic networks, install cable and facilities, including switching electronics, to develop, install and provision LMDS equipment and interconnect that equipment with the Company's fiber networks and connect the networks, including LMDS equipment to customers and on satisfactory terms and conditions, and certain risks related to the Company's national network strategy.

CONTACTS:    Todd Wolfenbarger / media and industry analysts
             703-547-2011 / 703-675-3496 portable

             Nancy Bacchieri / financial analysts
             425.519.8940